Troy R. Anderson Joins Universal Technical Institute as Chief Financial Officer

Seasoned Executive Brings More Than 25 Years of Broad Financial Leadership

SCOTTSDALE, ARIZ. - September 5, 2019 - Universal Technical Institute, Inc. (NYSE: UTI), today announced that Troy R. Anderson will join the company on September 23, 2019 as Executive Vice President and Chief Financial Officer, permanently filling the role held on an interim basis by Scott Yessner.

Anderson, reporting to UTI’s President and CEO Kim McWaters, will lead financial strategy and oversee the Company’s financial operations. In addition, he will work closely with business leaders to further the progress made to date in the company’s multi-year Transformation Plan.

“We welcome Troy Anderson to our team,” said McWaters. “He joins us at an important time in our transformation as we continue to streamline our cost structure with focus on reducing SG&A, maintaining discipline in capital deployment to generate free cash flow, and optimizing our balance sheet. Troy is an experienced, strategic executive with a record of delivering results, and his financial leadership will make a positive impact across the organization.”

“We also want to thank Scott Yessner for his leadership and valuable contributions as our Interim CFO. To ensure a seamless transition, Scott will continue to support the company through the 2019 fiscal year-end financial reporting cycle.”

“UTI has generated significant momentum improving its key business drivers and implementing an efficient and effective operating process,” stated Anderson. “I am excited to join UTI at such a pivotal time and look forward to working with the team to capitalize on the opportunity for significant growth.”

About Troy R. Anderson

Anderson has more than 25 years of progressive experience in accounting, financial planning and analysis, external reporting, investor relations, expense management and financial strategy. Most recently, he was Vice President and Corporate Controller for Conduent, Inc., a $4.5 billion business process services company, where he was a key part of executing Conduent as a stand-alone public company and establishing a major transformation program. Prior to that, he was Senior Vice President and Chief Financial Officer for Xerox, Inc.’s Public Sector Industry Group. During his career, Anderson has held senior level financial roles across several services and technology companies. He began his career in public accounting where he was a certified public accountant.

Anderson holds a Master of Business Administration degree from the University of Maryland, as well as BS degrees in Business Administration, Finance and Accounting from Salisbury University.

About Universal Technical Institute, Inc.
With more than 220,000 graduates in its 54-year history, Universal Technical Institute, Inc. (NYSE: UTI) is the nation’s leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 13 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Scottsdale, Arizona. For more information, visit uti.edu.

Company Contact:
Jody Kent
Vice President, Communications and Public Affairs
Universal Technical Institute, Inc.
(623) 445-0872

Investor Relations Contact:
Moriah Shilton
LHA Investor Relations
(415) 433-3777
UTI@lhai.com

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